Exhibit 23.1

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption ‘‘Experts’’ in the Registration Statement (Form S-3) and related Prospectus of Cyclacel Pharmaceuticals, Inc. for the registration of 4,259,590 shares of its common stock and to the incorporation by reference therein of our reports dated March 16, 2007, with respect to the consolidated financial statements of Cyclacel Pharmaceuticals, Inc., Cyclacel Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cyclacel Pharmaceuticals Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, England
December 11, 2007